Filed Pursuant to Rule 424(b)(3)
Registration No. 333-265716
PROSPECTUS SUPPLEMENT NO. 7
(to Prospectus dated June 27, 2022)

Local Bounti Corporation
Up to 7,587,531 Shares of Common Stock

This prospectus supplement supplements the prospectus dated June 27, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-265716). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 16, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.
The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of up to 7,587,531 shares of our common stock, par value $0.0001 per share (the “Common Stock”). The shares of Common Stock covered by the Prospectus were previously issued by us, of which (1) 5,654,600 shares of Common Stock was issued in connection with the Pete’s Acquisition (as defined below), and (2) 1,932,931 shares of Common Stock issued in connection with our First Amendment to Credit Agreements and Subordination Agreement among us, certain other of our subsidiaries, and Cargill Financial Services International, Inc. (the “Cargill Financial”), dated as of March 14, 2022. On April 4, 2022, Local Bounti closed the transactions contemplated by: (a) a Purchase and Sale Agreement (the “PSA”) dated March 14, 2022 by and among (i) the Hollandia Produce Group, Inc. Employee Stock Ownership Trust (the “Share Seller”), (ii) Mosaic Capital Investors I, LP, a Delaware limited partnership (“Mosaic”), True West Capital Partners Fund II, L.P. f/k/a Seam Fund II, L.P., a Delaware limited partnership (“TWC” and collectively with Mosaic and the Share Seller, the “Sellers” and each individually, a “Seller”), (iii) Mosaic Capital Investors LLC, a Delaware limited liability company (the “Sellers’ Representative”), solely in its capacity as Sellers’ Representative, (iv) Hollandia Produce Group, Inc., a California corporation (the “Target” or “Pete’s”), (v) Local Bounti Operating Company LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Purchaser”), and (vi) the Company, pursuant to which Purchaser acquired all of the issued and outstanding shares of capital stock and rights to acquire capital stock of the Target at the closing of the transactions contemplated by the PSA, the Georgia UPA (as defined below) and the Georgia Corporation PSA (as defined below) (the “Closing”), (b) a Unit Purchase Agreement (the “Georgia UPA”) dated March 14, 2022 by and among the Company, Purchaser and each of the holders of Class B Common Units of the Georgia Company (each, a “Georgia Share Seller”), providing for the acquisition by Purchaser at the Closing of all of the issued and outstanding Class B Common Units of Hollandia Produce GA, LLC, a Delaware limited liability company, and a majority-owned subsidiary of the Target (the “Georgia Company”), and (c) a Stock Purchase Agreement (the “Georgia Corporation PSA,” and collectively with the Georgia UPA and the PSA, the “Purchase Agreements”) dated March 14, 2022 by and among the Company, Purchaser, Mosaic and TWC (Mosaic and TWC, together with the Sellers and the Georgia Share Sellers, the “Selling Parties”), providing for the acquisition by Purchaser at the Closing of all of the issued and outstanding shares of capital stock of Hollandia Produce GA Investor Corporation, a Delaware corporation (the “Georgia Corporation”), holding all of the issued and outstanding Series A Preferred Units of the Georgia Company. Pursuant to the Purchase Agreements, the Company (through Purchaser) acquired all of the equity interests and rights to acquire equity interests of the Target and its subsidiaries, including the minority interest in the Georgia Company not owned by the Target, from the Selling Parties (collectively, the “Pete’s Acquisition”).
Our Common Stock and Public Warrants are listed on the New York Stock Exchange under the symbols “LOCL” and “LOCL WS,” respectively. On December 15, 2022, the closing price of our Common Stock was $2.00 and the closing price for our Public Warrants was $0.19.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.
See the section entitled “Risk Factors” beginning on page 7 of the Prospectus to read about factors you should consider before buying our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is December 16, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

______________________

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2022

LOCAL BOUNTI CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-40125	98-1584830
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
	400 W. Main St.
Hamilton	MT	59840
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (800) 640-4016

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.0001 per share	LOCL	New York Stock Exchange
Warrants, each exercisable for one share of Common Stock for $11.50 per share	LOCL WS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 12, 2022, it was determined that Mark McKinney will separate from employment with Local Bounti Corporation (the “Company”) as the Company’s Chief Operating Officer, effective immediately. Mr. McKinney was a “named executive officer” in the Company’s most recent proxy statement for its annual meeting of stockholders. We thank him for his contributions and wish him well in his future career. In connection with Mr. McKinney’s departure, Mr. McKinney is expected to receive the severance payments and benefits provided under his employment agreement with the Company as previously filed with the Securities and Exchange Commission, for a termination without cause, subject to his execution and non-revocation of a release of claims and compliance with post-termination restrictive covenants. Mr. McKinney’s separation was not a result of any disagreement with the Company on any matter relating to its operations, policies, or practices, or to any issues regarding its accounting policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Local Bounti Corporation

/s/ Kathleen Valiasek
Name: Kathleen Valiasek
Title: Chief Financial Officer
Date: December 16, 2022